Exhibit 99.1

Contact:	Allen & Caron Inc	RITA Medical Systems, Inc.
	Jill Bertotti (investors)	Don Stewart, Chief Financial Officer
	Len Hall (media)	Stephen Pedroff, VP Marketing Communications
	949-474-4300	(510) 771-0400
	jill@allencaron.com	dstewart@ritamed.com
	len@allencaron.com	spedroff@ritamed.com

RITA MEDICAL SYSTEMS ANNOUNCES FIRST QUARTER 2005 RESULTS

Fremont, Calif., May 10, 2005 . . . RITA Medical Systems, Inc. (Nasdaq: RITA), a leading medical oncology device company, today announced that growth in utilization and reorder rates in its core radiofrequency ablation (RFA) and specialty access catheter (SAC) businesses as well as continued strength in international channels, resulted in total sales for the first quarter ended March 31, 2005 of $11.2 million, The Company received an additional $200,000 in orders which were backordered as of March 31, 2005 and will be shipped and recognized as revenue in the second quarter. Gross margins improved in the quarter to 57%, up sequentially from 54% in the 2004 fourth quarter. Gross margins reflect among other items $622,000 in merger related expenses included in cost of goods sold in the 2005 first quarter and $967,000 in merger related expenses included in cost of goods sold in the 2004 fourth quarter. Non-GAAP gross margins for these periods, excluding merger related expenses, were 63% for the 2005 first quarter and 62% for the 2004 fourth quarter.

The net loss for the 2005 first quarter was $1.7 million, or $0.04 loss per share, a 22 percent improvement from the net loss of $2.2 million, or $0.12 loss per share, in the 2004 first quarter. The loss for the 2005 first quarter reflects a total of $682,000 in merger related expenses. The loss for the 2005 first quarter also includes approximately $600,000 in expenses related to the Company’s annual audit and efforts to comply with the Sarbanes-Oxley Act of 2002, an increase of $500,000 over the prior year. Net loss for the 2005 first quarter, determined on a non-GAAP basis excluding merger related costs and expenses, was $1.0 million or $0.02 loss per share. Merger-related and Sarbanes-Oxley compliance expenses are expected to decrease substantially in coming periods.

The merger related expenses included in the 2005 first quarter results are associated with the Company’s merger with Horizon Medical Products, completed in July 2004. A reconciliation of GAAP and non-GAAP results is provided below.

Sequentially, total sales in the 2005 first quarter improved from total sales of $11.0 million in the 2004 fourth quarter, including sequential increases of 16.0% in domestic radiofrequency electrode utilization and 19.3% in domestic specialty access port sales.

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The company noted that positive sales momentum continued in the period as both RFA and SAC order rates continued to grow. In addition, growth in cross-selling indicated that the sales force integration and training are returning positive revenue results among the Company’s combined installed customer base.

Joseph DeVivo, President and CEO of RITA Medical Systems commented, “New orders from existing customers in the quarter showed strong growth and we expect that the new products we launched at the end of the first quarter will help keep sales momentum strong going forward.” Mr. DeVivo continued, “Another positive indicator of growth in the quarter came from international sales of our specialty access catheter products which were at record levels for the quarter.”

Operating expenses for the 2005 first quarter were $7.8 million, compared to $5.2 million in the 2004 period. This increase is primarily due to the additional headcount and operating expenses associated with the Horizon merger, as none of Horizon’s expenses are included in the Company’s first quarter 2004 results. Also, the 2005 period includes audit and Sarbanes-Oxley compliance costs of approximately $600,000, approximately $500,000 higher than in the first quarter of 2004, as well as $400,000 in additional amortization charges relating to intangible assets created with the Horizon merger. The Company has also accelerated its investigation of the application of RF technology in the fields of kidney and breast cancer, resulting in a modest increase in research and development expenses.

Mr. DeVivo noted, “While we budgeted what we believed was a sufficient amount to perform our audit and Sarbanes-Oxley compliance work, we learned that it was difficult to accurately predict the total costs associated with our compliance with this complex legislation. We remain committed to Sarbanes-Oxley compliance in 2005 but expect associated costs to decrease substantially in the coming quarters.” Mr. DeVivo continued, “The transfer of manufacturing from California to our facility in Georgia is proceeding; however in the first quarter we maintained limited manufacturing capability in Mountain View which negatively impacted our gross margins. We expect our California manufacturing operations to remain open through the second quarter. The overall manufacturing output of both facilities, given the challenges of cross-training and implementing quality controls, also resulted in lower than expected manufacturing output which contributed to the backorder.”

As of March 31, 2005, cash, cash equivalents, and marketable securities totaled $6.2 million, current assets were $20.7 million, the current ratio was 2.8:1, total assets were $144.1 million, debt was $10.2 million and stockholders’ equity was $127.2 million. In February 2005 the Company pre-paid $6.5 million to certain holders of the Company’s debt.

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Significant milestones and developments regarding RITA Medical Systems and radiofrequency ablation during the first quarter of 2005 included:

•	RITA hired Dr. Jelle Kylstra, Vice President, Medical Director to promote the Company’s efforts to increase acceptance of RFA in the medical oncology community.

•	Physician’s Weekly Magazine, Surgery Edition, published a feature article highlighting Radiofrequency Ablation Assisted Lumpectomy breast cancer treatment developed at the Arkansas Cancer Research Center by Dr. Suzanne Klimberg.

•	The Radiological Society of North America issued a press release highlighting publication of clinical study showing positive 5-year survival rates for primary liver cancer patients treated with RFA.

•	RITA sponsored the “Innovations in Breast Conservation Surgery” symposium prior to the Society of Surgical Oncology annual meeting.

•	The Journal of Clinical Oncology March 1, 2005 published a clinical study from the Cleveland Clinic suggesting survival benefit for metastatic colorectal liver cancer patients treated with RFA.

•	RITA introduced the Starburst™ TALON radiofrequency electrode for sale in the U.S. and Europe.

•	The Society of Interventional Radiology issued two press releases highlighting the use of RFA to treat bone cancer and lung cancer.

Use Of Non-GAAP Financial Measures

The Company uses, and this press release contains, non-GAAP measures of first quarter gross margin, net loss and net loss per common share that are adjusted from GAAP results to exclude certain merger related items. The Company uses a non-GAAP measure of gross margin, excluding merger related expenses, because it believes that these expenses reflect unusual costs driven by integration of its operations and, as such, does not help the Company predict future margins. Similarly, the Company uses a non-GAAP measure of net loss excluding merger related expenses, including severance, because these merger-related expenses are unlikely to affect future periods, at least to the same extent, and are therefore not helpful to the Company in predicting its future results of operations. The Company believes that each of these non-GAAP measures provide useful information to investors, permitting a better evaluation of the Company’s ongoing business performance, including evaluation of the Company’s performance against its competitors in the healthcare industry. The presentation of these non-GAAP measures is not meant to be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP. Reconciliations of these measures to the most directly comparable GAAP measures follow below.

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Reconciliation of GAAP to non-GAAP gross margin (in thousands):

	Three Months Ended March 31,		Three Months Ended December 31,
	2005	2004	2004
GAAP sales	$11,205	$4,644	$10,961

GAAP cost of goods sold	4,805	1,615	5,094
Adjustment to remove manufacturing and inventory costs associated with integration of operations	(622)	—	(967)

Non-GAAP cost of goods sold	4,183	1,615	4,127

Non-GAAP gross profit	$7,022	$3,029	$6,834

Non-GAAP gross margin	63%	65%	62%

Reconciliation of GAAP to non-GAAP net loss and net loss per common share, basic and diluted (in thousands):

	Three Months Ended March 31,
	2005	2004
GAAP net loss	$(1,689)	$(2,170)
Adjustment to remove manufacturing and inventory costs associated with integration of operations	622	—
Adjustment to remove other integration expenses	60	—
Non-GAAP net loss	$(1,007)	$(2,170)

Non-GAAP net loss per common share, basic and diluted	$(0.02)	$(0.12)

Shares used in computing non-GAAP net loss per common share, basic and diluted	41,457	17,998

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Conference Call Information

Management will host a conference call to be broadcast live on the Internet today at 11:30 a.m. EST (Eastern). Slides will be used to accompany this conference call. To access the webcast and slides, please go to the webcast link provided on the home page of RITA’s website at http://www.ritamedical.com and click on the “Conference Call/Audio Webcast” link. After you register your name and company, you will be given access to the webcast and slides. Web participants are encouraged to go to the webcast site at least 15 minutes prior to the start of the call to register, download and install any necessary software. An archive of the call can also be accessed at this site. Any financial and other statistical information discussed during the call can be accessed from the home page of RITA’s website at http://www.ritamedical.com.

About RITA Medical Systems, Inc.

RITA Medical Systems develops manufactures and markets innovative products for cancer patients including radiofrequency ablation (RFA) systems for treating cancerous tumors as well as percutaneous vascular and spinal access systems. The Company’s oncology product lines include implantable ports, some of which feature its proprietary VTX® technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The proprietary RITA system uses radiofrequency energy to heat tissue to a high enough temperature to ablate it or cause cell death.

The statements in this news release related to the use of the Company’s technology and the Company’s future financial and operating performance, including without limitation the costs and success of the Company’s integration with Horizon, the Company’s ability to achieve its sales revenue goals, the Company’s ability to comply with the Sarbanes-Oxley Act of 2002, the Company’s transfer of its manufacturing activities, the Company’s ability to achieve and sustain profitability and the rate of growth of the Company’s international sales and sales of specific product lines, are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Information regarding these risks is included in the Company’s filings with the Securities and Exchange Commission.

TABLES FOLLOW

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$5,906	$12,978
Marketable securities	251	880
Accounts and note receivable, net	6,480	6,410
Inventories	6,881	7,126
Prepaid assets and other current assets	1,219	792

Total current assets	20,737	28,186
Long term note receivable, net	140	177
Property and equipment, net	1,865	1,966
Goodwill	91,339	91,339
Intangible assets	29,885	30,600
Other assets	139	41

Total assets	$144,105	$152,309

Liabilities and stockholders’ equity
Accounts payable and accrued liabilities	$6,629	$6,731
Current portion of long term debt	708	7,200

Total current liabilities	7,337	13,931
Long term liabilities	9,534	9,722
Stockholders’ equity	127,234	128,656

Total liabilities and stockholders’ equity	$144,105	$152,309

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RITA MEDICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data, unaudited)

	Three Months Ended March 31,
	2005	2004
Sales	$11,205	$4,644
Cost of goods sold	4,805	1,615

Gross profit	6,400	3,029

Operating expenses:
Research and development	1,039	843
Selling, general and administrative	6,768	4,366
Restructuring charges	60	—

Total operating expenses	7,867	5,209

Loss from operations	(1,467)	(2,180)

Interest expense	(287)	—
Interest income and other (expense), net	65	10

Net loss	$(1,689)	$(2,170)

Net loss per common share, basic and diluted	$(0.04)	$(0.12)

Shares used in computing net loss per common share, basic and diluted	41,457	17,998

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